Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced first quarter 2006 net income of $2.056 million compared to $1.851 million during the first quarter of 2005, an increase of 11%.  Diluted earnings per share were $0.53 for the quarter compared to $0.48 for first quarter 2005, an increase of 10%.

The company also announced a quarterly dividend of $0.14 to be paid on June 1, 2006 to shareholders of record as of May 11, 2006. Prior to 2006, dividends were paid once a year. On an annualized basis, year-to-date dividends represent a 17% increase over the prior year’s annual dividend.

The 11% growth in net income over the prior year resulted primarily from growth in net interest income, offset by an increase in non-interest expense.  The increase in net interest income was due primarily to loan growth, which increased 22% since March 31, 2005.  Additionally, net interest margin, the spread earned between interest earning assets and the company’s funding sources, primarily deposits, was 4.79%, exceeding the prior-year results by eight basis points.  However, the company’s net interest margin was eleven basis points lower than the quarter ended December 31, 2005, and reflects the current interest-rate environment of tighter net interest margins for financial service companies.   The increase in non-interest expense reflects the strategic and operational cost necessary to support the company’s continued growth, and also includes $69 thousand in the current quarter as a result of the adoption of the new accounting standard that requires the expensing of stock options.

The current quarter results also include an increase in non-interest income and a higher provision for loan losses compared to the first quarter of 2005.  The increase in non-interest income consisted primarily of strong growth from investment advisory fees and other income, which was offset by a reduction in the net gains on the sales of investment securities.  Included in other income was the final $62 thousand of income related to tax credits purchased in 2005.  The increase in the provision for loan losses in the March 2006 quarter reflects the growth in the loan portfolio.

Led by strong loan originations, the company continued its steady asset growth.  Total loans increased 22% over the prior year, to $718.8 million at March 31, 2006.  Total assets amounted to $948.7 million at March 31, 2006, an increase of 9% over March 31, 2005.  Deposits, including $43.8 million in brokered certificates, totaled $833.0 million, an increase of 10%, compared to the March 31, 2005 levels.  Total assets under management increased 11% since March 31, 2005, and amounted to $1.413 billion at March 31, 2006.

We are very pleased to announce the appointment of two highly-respected banking professionals to our family. Bringing over ten years of experience in the financial services sector, Deborah LaPointe recently began her career at Enterprise as VP/ Branch Relationship Manager at our Leominster office.  A graduate of UMass Lowell, Deborah is involved in numerous community activities including the United Way of North Central Massachusetts, The Montachusett Regional Rotary Club, the Massachusetts Estate Planning Council, Junior Achievement, and a volunteer for the ARC of North Central Massachusetts.  In addition, Nancy Hargreaves-Pierce recently joined Enterprise as VP/Branch Relationship Manager at our Andover office.  Nancy brings over thirty years of commercial banking experience in the Merrimack Valley to her new position.  Actively involved in numerous civic endeavors, Nancy is currently Treasurer of the Andover Business Center Association and Vice President of the Andover Chamber of Commerce.  Nancy and her team are looking forward to their move to our new 8 High Street, Andover location.  Renovations to the historic building are now well underway and we anticipate relocating late in 2006.  We feel confident that the building will be a welcome addition to the Andover business district, blending the latest in banking technology with the architectural integrity of our historic structure.

We found one recent news clip regarding Middlesex County to be of particular interest to our bank as we look to create future growth opportunities.  Middlesex County was listed among the 10 wealthiest counties in the country (TNS Financial Services Report, Lowell Sun 3/30/06), based on the number of millionaire residents.  This statistic provides great promise for a superior commercial bank such as Enterprise in its effort to grow a strong professional customer base with an emphasis on attracting high-end business owners, and professionals.  We feel our commercial lending team, our 5-star service culture, personalized product line, and our strong investment advisory group are all tremendous assets in serving high-end clients.

Cultivating and supporting young professionals in our market continues to be a primary focus at Enterprise Bank.  As a company, we actively recruit the best and brightest young people to join our bank, via on-campus recruiting.  In addition, we enthusiastically support community endeavors to benefit all young professionals.  Enterprise was proud to be a primary sponsor of the Greater Lowell Young Professionals Forum on April 13, when former General Electric CEO Jack Welch spoke to a large audience of students, young professionals, and business and community leaders where he encouraged young people to make a positive difference in the communities in which we all live and work.  Enterprise Vice President Matthew Fitzpatrick served on the steering committee for this highly-successful community event.

We are grateful for the favorable reaction we have received to our 2005 Annual Report.  As a reminder, in preparation for our 2006 Annual Meeting, proxy materials were mailed to all shareholders in late March.  We appreciate your efforts to return all proxy ballots promptly.  Please refer to the enclosed insert which includes directions to our May 2 Annual Meeting at the Boston University Conference Center in Tyngsboro.  The Annual Meeting presents a special opportunity for us to speak with our shareholders concerning plans for Enterprise Bank’s future growth and profitability, and to express our appreciation for your loyal support.  We hope you are able to join us on May 2 at 4 pm.

Sincerely,

George L. Duncan	Richard W. Main	John P. Clancy, Jr.
Chairman/CEO	President/Chief Lending Officer	Executive Vice President
Chief Operating Officer

Selected Condensed Consolidated Financial Highlights

(unaudited)

(Dollars in thousands)	March 31, 2006	December 31, 2005	March 31, 2005

CONDENSED CONSOLIDATED BALANCE SHEETS
Cash and cash equivalents	$52,915	$38,381	$67,276
Investment securities at fair value	153,011	156,521	189,376
Loans, net of allowance for loan losses	706,464	687,676	579,465
Other assets	36,300	35,899	31,757
Total assets	$948,690	$918,477	$867,874

Deposits	$832,976	$775,387	$754,248
Borrowed funds	29,474	58,639	36,180
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	5,878	5,796	4,774
Total stockholders’ equity	69,537	67,830	61,847
Total liabilities and stockholders’ equity	$948,690	$918,477	$867,874

Total assets	$948,690	$918,477	$867,874
Loans serviced for others	22,729	22,938	35,911
Investment assets under management	441,612	424,953	364,574
Total assets under management	$1,413,031	$1,366,368	$1,268,359

RATIOS
Total capital to risk weighted assets	11.08%	11.12%	11.53%
Tier 1 capital to risk weighted assets	9.79%	9.85%	10.28%
Tier 1 capital to average assets	8.09%	8.04%	8.11%
Allowance for loan losses to total loans	1.71%	1.72%	1.89%
Non-performing loans to total loans	0.21%	0.21%	0.34%

(Dollars in thousands, except per share data)	For the quarter ended March 31, 2006	For the quarter ended March 31, 2005

CONDENSED CONSOLIDATED INCOME STATEMENTS
Net interest income	$10,091	$8,667
Provision for loan losses	273	200
Net interest income after provision for loan losses	9,818	8,467
Non-interest income	1,673	1,534
Non-interest expense	8,210	7,124
Income before income taxes	3,281	2,877
Income tax expense	1,225	1,026
Net income	$2,056	$1,851

COMMON SHARE DATA & RATIOS
Book value per share	$18.26	$16.75
Basic earnings per share	$0.54	$0.50
Diluted earnings per share	$0.53	$0.48
Dividend per common share (1)	$0.14	$—
Basic weighted average shares outstanding	3,801,847	3,690,797
Diluted weighted average shares outstanding	3,897,786	3,829,906

Net interest margin (tax equivalent)	4.79%	4.71%
Return on average assets	0.90%	0.92%
Return on average stockholders’ equity	12.12%	12.10%

(1) On March 1, 2006, the company paid a quarterly dividend of $0.14. Prior to 2006, dividends were paid annually in June.